Exhibit 99.1

           INXIGHT SOFTWARE SECURES $5 MILLION CREDIT FACILITY FROM
                   HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

    SUNNYVALE, Calif., June 28 /PRNewswire-FirstCall/ -- Inxight(R) Software, Inc., the leading provider of enterprise software solutions for information discovery, announced March 31, 2005 that it received $5M in financing from Hercules Technology Growth Capital. HTGC is a leading specialized finance company that focuses on providing growth capital to technology and life sciences companies at all stages of development. The credit facility will be used to fund acquisitions by Inxight Software.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20050609/SFTH149LOGO )

    About Hercules Technology Growth Capital
    Founded in December, 2003, Hercules Technology Growth Capital, Inc. (Nasdaq:
HTGC) is a publicly traded specialized finance company providing debt and equity growth capital to technology-related companies at all stages of development. The Company primarily finances privately-held companies backed by leading venture capital and private equity firms and also may finance certain publicly-traded companies. Hercules focuses its investments in companies active in technology industry sub-sectors, characterized by products or services that require advanced technologies, including computer software and hardware, networking systems, semiconductors, semiconductor capital equipment, information technology infrastructure or services, Internet consumer and business services, telecommunications, telecommunications equipment, media and life sciences. The Company's investments are originated through its principal office located in Silicon Valley, as well as additional offices in the Boston and Chicago areas. Providing capital to privately-held companies backed by leading venture capital and private equity firms involves a certain degree of credit risk and may result in potential losses. For more information or companies interested in learning more about financing opportunities should contact info@herculestech.com or call at 650-289-3060 or visit http://www.herculestech.com .

    About Inxight
    Inxight Software, Inc. is the leading provider of enterprise software solutions for information discovery. Using Inxight solutions, companies can better discover, retrieve and connect with unstructured, semi-structured or structured text. Inxight is the only company that provides a complete, scalable solution to enable information discovery in all major languages. Customers include enterprise companies such as Air Products, Novartis, Purdue Pharma and Thomson, multiple U.S. and foreign government agencies, including the Department of Defense, Defense Intelligence Agency, Department of Homeland Security and Commonwealth Secretariat, and software OEMs such as SAP, SAS, IBM and Oracle. The company has offices throughout the United States and Europe. For more information, visit www.inxight.com or call 408-738-6200 or toll-free at 1-888-414-4949 (in the U.S.) or +44-0-1252 761314 (in Europe). Inxight is a
registered trademark. All other corporate names or trademarks stated herein are the property of their respective companies.

SOURCE  Hercules Technology Growth Capital, Inc.
    -0-                             06/28/2005
    /CONTACT: Scott Harvey, Chief Legal Officer of Hercules Technology Growth Capital, Inc, +1-650-289-3060/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20050609/SFTH149LOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk photodesk@prnewswire.com/
    /Web site:  http://www.herculestech.com /